                                                                  EXHIBIT G-14.1



                                  May 28, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      CenterPoint Energy, Inc.  (File No. 70-9895)

Dear Ladies and Gentlemen:

                  I am writing in reference to the Post-Effective Amendments to Application-Declaration on Form U-1 in File No. 70-9895, as amended (the "Amendments"), under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by CenterPoint Energy, Inc. and Utility Holding, LLC (collectively, the "Applicants"), seeking a modification of certain financing authority under Holding Co. Act Release No. 27548 (July 5, 2002) to permit the pledge of the stock of Texas Genco Holdings, Inc. and to provide warrants as described in Post-Effective Amendment No. 4 in File No. 70-9895 (the "Transactions").

                  I have acted as counsel to Applicants in connection with the filing of the Amendments. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Amendments. I am a member of the State Bar of Texas.

                  In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Amendments.

Securities and Exchange Commission
May 28, 2003
Page 2


                  The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

                  (a) The Commission shall have duly entered an appropriate order or orders with respect to the proposed Transactions, as described in the Amendments, permitting the Amendments to become effective under the 1935 Act and the rules and regulations thereunder, and the proposed Transactions are consummated in accordance with the Amendments and the Commission's orders.

                  (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

                  (c) Appropriate corporate actions will have been taken by the Applicants and the documents delivering the pledge or warrants, as the case may be, will have been authorized, executed and delivered with all appropriate transfer or other taxes paid.

                  (d) The Applicants will at the time of the proposed Transactions be incorporated or validly formed business entities in the jurisdictions in which they are domiciled.

                  Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the proposed Transactions are consummated in accordance with the Amendments:

                  (a) all state laws applicable to the proposed Transactions will have been complied with;

                  (b) the issuer of any securities proposed in the Amendments is validly organized and duly existing; and

                  (c) the consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by the Applicants or any of their respective subsidiaries and associate companies.

                  I hereby consent to the filing of this opinion as an exhibit to the Amendments.

Securities and Exchange Commission
May 28, 2003
Page 3


                  This opinion speaks as of the date hereof, and I disclaim any obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any change in laws that may hereafter occur or to advise you of any changes that occur after the date hereof.

                  This opinion is intended to be for the benefit of the Securities and Exchange Commission and may be relied upon only by it. It may not be relied upon by any other person or for any other purpose.

                                   Sincerely,

                                   /s/ RUFUS S. SCOTT

                                   Rufus S. Scott